ChipBrain

Emotionally intelligent AI for sales professionals



Invest

$4.74 minimum investment

DEADLINE: May 1, 2023

in 18 days

SHARE PRICE

$4.74

TOTAL RAISED

$5,821

VALUATION

$20,151,418

4(a)(6) offering provided by Netcapital Funding Portal Inc.

PROBLEM

It's really hard to close a sale. That's why more than 50% of sales reps miss their quotas, according to Forbes. The problem is traditional sales training is inadequate — in fact, a survey by Training Industry showed that one in four sales reps believes their training is ineffective.

Traditional training just can't provide what sales reps actually need: real-time, personalized, on-the-call coaching.

INTRODUCING CHIPBRAIN

What if you knew exactly what your prospects and customers were feeling? What if every member of your team could read the emotional and conversational cues of the client like a book? That's why we're building ChipBrain.

Effective communicators close more deals. Our emotionally intelligent AI assistant aims to support sales professionals by providing real-time feedback on the emotional response of the client to their messaging, pinpointing key turning points in the conversation when they were particularly effective or ineffective. Over time, our adaptive intelligence platform may allow us to deliver tailored recommendations specific to the client, the company, and the representative.

We believe that artificial intelligence can teach people to be more emotionally intelligent, more persuasive, and ultimately more effective in conversation and negotiation. We imagine a world in which our AI can help any human in any company—in any market—sell anything.


AI

"I used to listen to hours of call recordings attempting to fine tune the pitch of my sales team. I wanted to understand what was working and what wasn't. ChipBrain has given me the insights I need automatically. The information ChipBrain provides is so granular that you can pinpoint the exact emotional triggers a customer experiences while speaking with a sales rep."

- Gavin Harrison
VP of Sales at Cloud Warriors

OUR PRODUCT

ChipBrain empowers sales teams to become better communicators. Our technology may enable users to:

- Receive emotional analysis and forecasting
- Identify key turning points in conversations - phrases that lead to successful closing, upselling, and rapport-building with customers
- Predict the likelihood of success throughout the conversation
- Improve soft skills communications training and learn from your top performers - ChipBrain identifies the best response in a situation and propagates that knowledge to the rest of your team, automatically.
- Easily view customer insights in a central dashboard
- Get personalized feedback - reveal key turning points in sales calls: a subtle shift in the client's tone of voice or an approving head nod.

ChipBrain tells you precisely how a customer felt throughout a call.


CUSTOMER'S EMOTIONS
Joyful
Disappointed
Appreciative
Sad
Skeptical
Frustrated x
26s
Annoyed
Hopeful
KEY MOMENTS
Customer Complaints and Objections
5
Rep Questions
Customer Questions
Pitch Attempts
Coaching Opportunities
Frustrated
Search Transcript
KRISTOPHER SMITH
Alright, so I just have a question. So I called in about that boardroom thing. I called in a while ago, nobody ever returned my call. You guys don't return calls, you don't do any of that stuff, you know. But I did try to join that and nobody ever responded.
KRISTOPHER SMITH
Every time I say this, but you guys just don't do it. You don't return calls or emails or you know it's just ridiculous you know. The membership thing, whatever it's called the elite is worth it only for the stockers, of course. But the customer services is so unbelievably bad. I'm not saying you're not nice. I'm just saying, it's like almost non-existent, except under circumstances like this when they're trying to sell you something.
KRISTOPHER SMITH
Yeah. I mean, I was interested in that. And no one's ever even bothered to return my phone call.
KRISTOPHER SMITH
It's not surprising. Every time, I stopped calling for this reason. Nobody returned calls and nobody knows anything when I do call. If they do answer.

Product screenshot from real pilot customer data

ChipBrain surfaces coaching opportunities when it detects a rep struggling with their responses.


STATEMENT TYPES
Coaching Opportunities
7
Customer Questions
5
Pitch Attempts
4
Customer Issues
4
Rep Questions
3
TALK TIME
Saul
25s
Customer
20s
SAUL
Yeah that seems weird. Let me because I have a funny feeling I was working on it and so was our other lady, but I had information the other lady didn't know about, so let me send you the one I did and then we'll I'll I'll call you right
SAUL
yes. Uh I guess this is, this is really bizarre. I guess send it there you are right there. Let me look at this really fast, wow that makes zero sense. Let me send this, let me send what I worked on, I don't know what that is. That's not the one I sent you.
SAUL
Oh, I understand. Let me do that right now in because this total is definitely different than the one I'm holding in my hand. How strange I don't get that at all. Okay. All right. I will uh send this to you right now and I'll call you right back.

Product screenshot from real pilot customer data


Anonymized Customer Call
May 17th at 5:49 pm • 32 min 18 sec
MATCH TO DEAL
Representa...
Customer
Appreciative 9 min
Joyful 8 min
+6 more
Call Summary
The customer is unhappy with the services that they have received from Double Down Casino. The representative tries to help them by switching them into a different service, but the customer is not satisfied with this option. The representative then offers to extend the contract for six months, but the customer does not want to do this because it would be too expensive.
ChipBrain generates a short summary for every call, capturing its key points.
Anonymized Customer Call
May 17th at 6:01 pm • 32 min 18 sec
MATCH TO DEAL
Representa...
Customer
Joyful 10 min
Appreciative 6 min
+5 more
Call Summary
The customer is trying to order a high octane options service and the representative is helping him. The customer says that he has a small farm and likes to fish, but doesn't have any pets. He was born in New York City and is glad he doesn't live in a city. The representative offers the customer a $500 discount if he joins for $1, which includes everything they offer now and down the road for the next year. The customer declines because he has enough to do right now.

Product screenshots from real pilot customer data

Our product plans to combine supervised and unsupervised machine learning techniques to provide real-time emotion, tone, and facial expression feedback in live conversations across all modalities of digital communication: text, voice, and video—taking the guesswork out of identifying conversational cues, and enabling sales professionals to see at a glance how they are coming across to customers. Our AI assistant also plans to leverage information about the unique strengths and weaknesses of the individual salesperson to make suggestions about what to say, when to say it, and how to say it in order to close a deal.

Our product plans to supply performance reports for each salesperson, including comparisons of their performance to optimal benchmarks set by learning from top performers and specific examples of their previous text, speech, or expressions that led to customer conversion.



MARKET OPPORTUNITY

ChipBrain's product comes at a time when more sales teams are going virtual and embracing AI in an already robust sales software market. In fact, MarketsandMarkets Research predicts that the $1.1 billion sales enablement software market may grow at an almost 20% CAGR over the next four years. At the same time, McKinsey estimates that AI technology could generate an additional $2.6 trillion in revenues.

Meanwhile, the use of digital communication in sales has steadily increased, according to Salesforce, with 60% of sales reps reporting that they've increased the amount of time spent virtually connecting with customers.

COMPETITIVE ADVANTAGES

ChipBrain's competitive advantages include a team of MIT doctorates, researchers and engineers, a board of accomplished business leaders with decades of sales experience, and state-of-the-art machine learning models and research.


AI





A data-driven approach to steering sales conversations

Personalized feedback on individual sales reps' strengths and weaknesses

Real-time automated coaching for sales reps

"AI is the top growth area for sales teams — its adoption is forecasted to grow 139% over the next three years."

Salesforce

BUSINESS MODEL

ChipBrain is a B2B software-as-a-service (SaaS) company. The company distributes its product as a standalone product and as an add-on to existing CRMs via key partnerships.

We plan to generate revenues through the following avenues:

- Negotiating custom contracts with new customers
- Self-serve subscription model

TEAM

While entire industries are being transformed by artificial intelligence, the sales profession—which largely relies on intuition, personality, and generalized best practices—remains insulated. ChipBrain's team is prepared and well-equipped to integrate AI into the sales industry.

ChipBrain is led by MIT, Harvard and London School of Economics graduates, highly experienced in artificial intelligence, software engineering, and sales management.



Lisa Vo

Founder

Lisa Vo holds a bachelor's degree in Computer Science from Harvard University, with software engineering experience from Microsoft and Palantir Technologies. She created and led a new computer science course while at Harvard, co-founded and led engineering at Bluebonnet Data--a national tech nonprofit with over 200 technical volunteers, and brought to market a political tech startup as co-founder and CTO. Lisa is a first-generation immigrant from Vietnam.



Curtis Northcutt

Founder

Curtis Northcutt was born and raised in a rural area between Lexington and Athens, Kentucky. His father, grandfather, and great-grandfather worked as mailmen and his mother worked minimum-wage jobs. After graduating valedictorian of Vanderbilt's College of Engineering in 2013, Curtis attended MIT, where he created a cheating detection system used by MITx and HarvardX MicroMasters courses and was awarded the MIT Masters Thesis Award (2017). His PhD at MIT (2017-2021) focuses on AI algorithms to augment human intelligence. Curtis invented confident learning and the Python package 'cleanlab' for weak supervision and finding label errors in datasets. He has a decade of experience in AI and industry, including work with research groups at Google, Oculus, Facebook AI Research, Amazon, Microsoft Research, NASA, MIT, and Harvard, as well as prior startup experience as Chief AI Scientist with Knowledge AI.



John Fanning
Founder/Advisor

John Fanning is the former CEO and founding chairman of Napster, with over 30 years of experience leading and investing in top technology companies. He has introduced such internet innovations as client-server gameplay, voice over IP, and auto-upgrading and authentication. He has founded numerous successful ventures, including NetGames, NetMovies, and Netcapital.



Pat Cahill
President

With over thirty years experience in sales and sales training, Pat Cahill is a Managing Director at the MAC Venture Group. His primary focus is training and developing sales teams, implementing appropriate managerial tools to track and monitor progress, and instilling the discipline necessary to create a scalable and successful sales and marketing program. Previously, he was the Senior Vice President of Sales and Marketing at IntelliSpace, where he took the company from startup phase to an annual revenue of $66M. He also led Sales and New Business Development for seven years at Don Aux Associates. Pat holds an MBA from the London School of Economics.



Harry Rein
Software Engineer

Harry Rein is a full stack software engineer who specializes in front end technologies and interaction design. He graduated with a bachelor's in Computer Science from MIT in 2015 and a master's in Computer Science with a focus in Human-Computer Interaction in 2016, also from MIT. He has architected multiple websites and mobile apps from the ground up and helps design and implement the UX for ChipBrain’s consumer facing web and mobile applications.



Kelly Navickas
COO

Kelly Navickas is the Founder and CEO at Carnation Capital, a bootstrapped management consulting firm that grew to over 120 clients in their first year of operation, ranging from idea stage to $1.03B in revenue. Her primary expertise is in developing tools and systems in scaling organizations, transitioning between startup and enterprise. Her involvement in the Boston startup scene began at MIT, where she studied the effect of stakeholder relationships and organization structure on startups in regional accelerators.



Saurabh Sahu
Machine Learning Research Scientist



Aditya Thyagarajan
Machine Learning Research Engineer

Saurabh graduated from the University of Maryland College Park in 2019 with a PhD in Electrical Engineering. His thesis focused on building generalizable speech emotion recognition models trained with limited data. As a PhD student, Saurabh interned at Apple and multiple startups, helping them to build their foundations in the field of affective computing. After his PhD, he was employed as a research scientist at Samsung Research America where he guided the video and audio scene understanding research. At Chipbrain, he has been working on improving the conversational emotion recognition models along with analyzing the useful insights that can be gathered from thousands of hours of customer calls. Saurabh's work has been published in multiple vision and speech related journals and conferences.

Aditya was born and raised in southern India. He holds a Masters Degree in Computer Science from the University of Colorado, Boulder, where he researched image super resolution with attractor networks. He applied this work to enhance audio files for speech recognition at nVoq Inc. His publication on Siamese Recurrent Networks has over 750 citations. As a Data Modeling Engineer at AnswerOn Inc, he developed state-of-the-art models for churn prediction (no one has crossed his accuracy to date). He optimized memory and speed of algorithms on distributed systems at Unsupervised AI. He believes that collaborating with machines will increase our ability to understand and infer from large data.

USE OF PROCEEDS

If the offering's maximum amount of $2,000,019 is raised:

Use	Value	% of Proceeds
Engineering & Development	$1,396,199	69.8%
Marketing	$252,910	12.6%
General/Admin. Expense	$252,909	12.6%
Intermediary fees	$98,001	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in ChipBrain, Inc.. This offering must raise at least $10,000 by May 1, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. ChipBrain may issue additional securities to raise up to $2,000,019, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,673,299 shares
× $4.74 per share

$22,151,437 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C-AR on September 30, 2022
- Form C-AR on October 3, 2022
- Form C on October 3, 2022
- Form C/A on October 3, 2022
- Form C/A on December 5, 2022
- Form C/A on January 30, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Jan 30, 2023	Filed Form C/A
Dec 5, 2022	Filed Form C/A
Nov 19, 2022	Hi Netcapital investors of Chipbrain! It's Lisa...
Nov 4, 2022	CHIPBRAIN DEMO UPDATE! Tuesday, Nov 8, 2pm...
Oct 3, 2022	Primary offering of 421,945 shares at $4.74
Oct 3, 2022	Filed Form C/A
Oct 3, 2022	Filed Form C
Oct 3, 2022	Filed Form C-AR
Sep 30, 2022	Filed Form C-AR
May 1, 2021	Primary offering finalized, selling 298,610 shares
Jan 19, 2021	Primary offering of 342,148 shares at $2.40
Oct 27, 2020	Primary offering finalized, selling 262,059 shares
Sep 24, 2020	Thank you to our 100+ investors who have joined...
Aug 26, 2020	Primary offering of 267,575 shares at $0.93

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